Exhibit 99.1

News Release

For Immediate Release

TearLab Corporation Reports Q1-15 Financial Results

San Diego, CA —May 7, 2015— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2015. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended March 31, 2015, TearLab’s net revenues were $5.4 million, up 28% from $4.2 million for the same period in 2014. A total of 261 orders for TearLab systems were booked in the first quarter, of which 213 were under the Company’s new Flex program, 34 were under the Company's Masters Multi Unit Program, minimum use access programs decreased by 11, there were no direct purchases and 25 were purchased outside of the U.S. The Company’s net loss for the three months ended March 31, 2015 was approximately $8.2 million, or $0.24 per share on a non-diluted basis. This included approximately $0.1 million in non-cash income related to the revaluation of warrants issued in June 2011. The Company’s net loss for the 2014 first quarter was $5.6 million, or $0.17 per share on a non-diluted basis. This included approximately $0.3 million in non-cash income related to the revaluation of warrants issued in June 2011.

The following table sets out the annualized revenue per U.S. device and account analysis for the first quarter ended March 31, 2015:

	Active	Active	Annualized Revenues	Annualized Revenues
Program	Devices	Accounts	Per Device	Per Account
Purchased	265	231	$1,952	$2,239
Use	613	581	$9,574	$10,101
Masters	1,775	251	$4,385	$31,008
Flex	628	336	$8,207	$15,340
Total:	3,281	1,399

As of March 31, 2015, TearLab had $23.3 million in cash and cash equivalents.

“We started 2015 with a fully staffed sales force, a better understanding of implementation, and, as evidenced by the continuing growth of our installed base and the success of our Flex program, the ability to focus simultaneously on new accounts and utilization again,” commented Elias Vamvakas, TearLab’s Chief Executive Officer. “Moving into Q2, we had a strong showing at ASCRS in San Diego, with a successful sales effort on the floor of the meeting and a number of papers and discussions supporting our messaging to doctors that hyperosmolarity undermines visual outcomes.”

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, May 7, 2015, at 4:30pm Eastern Time at 877-303-1593. The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 34660087 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity® Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, opportunities associated with new program offerings, and plans with respect to our marketing strategy. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which TearLab expects to file with the SEC in May 2015. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:

Stephen Kilmer

(905) 906-6908

skilmer@tearlab.com

TearLab Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

($ 000’s except number of shares and loss per share)

	Three months ended
	March 31,
	2015	2014

Product sales	$4,092	$3,453
Reader equipment rentals	1,316	758
Revenue	5,408	4,211
Costs and operating expenses
Cost of goods sold (excluding amortization of intangible assets)	2,387	1,926
Cost of goods sold – reader equipment depreciation	392	273
General and administrative	3,637	3,127
Clinical , regulatory and research & development	1,404	575
Sales and marketing	5,278	3,928
Amortization of intangible assets	381	303
Total operating expenses	13,479	10,132
Loss from operations	(8,071)	(5,921)
Other income (expense)	(97)	364
Net loss and comprehensive loss	$(8,168)	$(5,557)
Weighted average shares outstanding - basic	33,642,720	33,550,404
Loss per share – basic	$(0.24)	$(0.17)
Weighted average shares outstanding - diluted	33,692,507	33,732,227
Loss per share – diluted	$(0.25)	$(0.17)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars)

($ 000’s)

	March 31, 2015	December 31, 2014

ASSETS
Current assets
Cash and cash equivalents	$23,315	$16,338
Accounts receivable, net	2,320	2,480
Inventory, net	3,175	2,986
Prepaid expenses and other current assets	997	890
Total current assets	29,807	22,694

Fixed assets, net	4,360	4,504
Patents and trademarks, net	73	80
Intangible assets, net	3,215	3,596
Other non-current assets	186	157
Total assets	$37,641	$31,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,461	$2,202
Accrued liabilities	2,699	3,765
Deferred rent	153	174
Obligations under warrants	143	256
Total current liabilities	5,456	6,397
Long-term debt	14,620	—
Total liabilities	20,076	6,397

Exchange right	250	250

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 33,658,153 issued and outstanding at March 31, 2015 and 65,000,000 authorized, 33,641,302 issued and outstanding at December 31, 2014	34	34
Additional paid-in capital	485,008	483,909
Accumulated deficit	(467,727)	(459,559)
Total stockholders’ equity	17,315	24,384
Total liabilities and stockholders’ equity	$37,641	$31,031